Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), effective as of July 23, 2026 (the “Effective Date”), is by and between NEXGEL, INC., a Delaware corporation (the “Company”), and Adam Levy, an individual (“Executive”). The Company and Executive shall sometimes be referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A. Pursuant to the terms of this Agreement, the Company desires to continue to employ Executive as its President and Chief Executive Officer and Executive desires to continue to be employed by the Company as its President and Chief Executive Officer.

B. The Company and Executive were parties to that certain 2025 Executive Employment Agreement dated December 31, 2024 (the “Prior Agreement”). The Company and Executive acknowledge that the Prior Agreement has terminated pursuant to its terms and desire to enter into this Agreement to replace the Prior Agreement in its entirety, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Employment. The Company hereby agrees to employ Executive as its President and Chief Executive Officer and Executive hereby accepts such employment upon the terms and conditions set forth herein and agrees to perform duties as assigned by the Company. Executive’s employment, as provided herein, shall commence on the Effective Date and shall continue unless earlier terminated pursuant to Section 8 (“Term”). It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice. For the purposes of this Agreement, the term “Company Group” shall include any and all subsidiaries of the Company in which the Company owns at least a 10% equity interest.

2. Duties. Executive shall render exclusive, full-time services to the Company as its President and Chief Executive Officer. Executive shall report to the Board of Directors (the “Board”). Executive’s responsibilities, title, working conditions, location, duties and/or any other aspect of Executive’s employment may be changed, added to or eliminated during his employment at the sole discretion of the Company and/or the Board. During the Term of this Agreement, Executive shall devote his best efforts and all of his business time, skill and attention to the performance of his duties on behalf of the Company and the Company Group and shall not, directly or indirectly, render any services to any other person or organization (including but not limited to as a member of a third-party board of directors), whether for compensation or otherwise, except with the Company’s prior written consent, which shall not be unreasonably withheld.

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3. Policies and Procedures. Executive shall be bound by, and comply fully with, all of the Company’s written policies and procedures for employees and officers in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time and provided to Executive in writing. These policies and procedures include, among other things and without limitation, Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

4. Cash Compensation.

(a) Salary. For all services rendered and to be rendered hereunder, the Company agrees to pay to Executive, and Executive agrees to accept a salary of $375,000 per annum (“Base Salary”) beginning on the Effective Date. Any such salary shall be payable in accordance with the Company’s normal payroll practice and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with Executive. The Base Salary shall be reviewed annually by the Board or the Compensation Committee of the Board during the first fiscal quarter for increase or decrease as part of its annual compensation review (which review shall include compensation under Sections 4(b) and 6 below, if any), and any increased or decreased amount shall become the Base Salary under this Agreement.

(b) Cash Bonus.

i. Executive shall be eligible to receive a discretionary targeted cash bonus of $25,000, based on Executive’s performance during the 2026 fiscal year, as determined by the Compensation Committee of the Board in its sole discretion. Any such bonus shall be paid to Executive during the first fiscal quarter of 2027.

ii. During the fiscal year ending December 31, 2026 (the “2026 Fiscal Year”), Executive shall receive a cash bonus as follows: (i) ten percent (10%) of Base Salary if EBITDA for the 2026 Fiscal Year equals or exceeds $4,000,000; (ii) thirty percent (30%) of Base Salary if EBITDA for the 2026 Fiscal Year equals or exceeds $6,000,000; and (iii) fifty percent (50%) of Base Salary if EBITDA for the 2026 Fiscal Year equals or exceeds $8,000,000. Executive shall be entitled only to one of these cash bonuses and the cash bonuses shall not be cumulative. The EBITDA calculation amounts shall be pro-rated from April 17, 2026.

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iii. For the purposes of this Agreement, “EBITDA” means an amount equal to the result of (i) consolidated net income for such period plus (ii) to the extent deducted in determining consolidated net income for such period, and without duplication, (a) non-operating consolidated interest expense (which shall exclude, for the avoidance of doubt, interest expense relating to the acquisition of equipment), (b) income tax expense determined on a consolidated basis in accordance with GAAP, (c) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (d) any extraordinary losses and charges for such period, (e) all non-cash expenses related to Board compensation, and (f) all other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in consolidated net income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory and non-cash employee or vendor stock compensation), determined on a consolidated basis in accordance with GAAP, in each case for such period less (iii) to the extent included in determining consolidated net income for such period, and without duplication, (a) unusual gains and (b) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back consolidated net income in calculating EBITDA in accordance with this definition).

iv. The Board and/or the Compensation Committee of the Board may, in their sole discretion, also determine to grant Executive additional cash bonuses compensation.

5. Stock Option Grant. No later than ten (10) business days from the Effective Date, Executive shall receive stock options under the Company’s 2019 Long-Term Incentive Plan, as amended (the “Plan”), to purchase up to 160,000 shares of the Company’s common stock at a per share exercise price equal to $0.647 (the “Stock Option”). The Stock Option shall be intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent it qualifies for such treatment under the Code and shall have a five (5) year term. The Stock Option shall vest as follows: (i) 40,000 shares of common stock underlying the Stock Option shall vest on December 31, 2026; and (ii) the remaining 120,000 shares of common stock underlying the Stock Option shall vest equally per month on the last day of each month for thirty-six months beginning on January 31, 2027 (with 3,334 shares vesting per month and 3,310 shares vesting on month thirty-six due to rounding adjustments); provided Executive is employed on the applicable vesting date by the Company and/or Company Group. In the event of a Change in Control (as defined in the Plan) of the Company, any unvested portion of the Stock Option shall accelerate, vest and become exercisable immediately prior to the Change in Control. The Stock Option shall be subject to the terms and conditions set forth in the Plan and applicable award agreement.

6. Additional Equity Grants. During the Term and pursuant to the Plan, Executive may receive additional equity grants in excess of the Equity Grant and other equity grants already received by Executive, solely at the discretion of the Board or the Compensation Committee of the Board, which grants will be subject to a separate award agreement between the Company and Executive.

7. Other Benefits. While employed by the Company as provided herein:

(a) Executive and Employee Benefits. Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives and paid for by the Company. The Company reserves the right to alter and amend the benefits received by Executive from time to time at the Company’s discretion.

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(b) Expense Reimbursement. Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company and subject to the approval of the Chief Financial Officer of the Company.

(c) Vacation. Executive shall be entitled to twenty (20) days paid personal time off per 12-month period (including vacation) according to the Company’s personal time off policy. No untaken personal time off may be carried over to a subsequent year except in accordance with the Company’s then existing policies. Sick time shall not be limited by this Section 7(c) and shall be governed by the Company’s policies for sick leave.

8. Termination and Severance Benefits.

(a) Termination for Any Reason. Except as set forth in Sections 8(b) and 8(c) below, Executive and the Company each acknowledge that either Party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without Cause (as defined below), with or without Good Reason (as defined below), or advance notice and the Company’s obligation to make payments hereunder shall cease upon the date of such termination, except the Company shall pay Executive (a) any Base Salary earned but unpaid prior to termination and all accrued but unused personal and/or vacation time, and (b) any business expenses that were incurred but not reimbursed as of the date of termination. Except as otherwise provided in Sections 8(b) and 8(c) below, vesting of any equity grants shall immediately cease on the date of termination.

(b) Benefits upon a Change in Control Termination. Executive will become entitled to the benefits described in this Section 8(b) on account of a termination of employment if and only if (i) the Company terminates Executive’s employment for any reason other than for Cause, or Executive terminates Executive’s employment with the Company for Good Reason, and (ii) the termination of employment occurs either within the period beginning on the date of a Change in Control and ending on the last day of the first full calendar month following the first anniversary date of the Change in Control or prior to a Change in Control if Executive’s termination of employment was a condition of the Change in Control.

i. Cash Payment. Not more than ten (10) business days following the date of termination, or, if later, not more than ten (10) business days following the date of the Change in Control, the Company will make a lump-sum cash payment to Executive in an amount equal to one time the sum of (i) Executive’s the Base Salary, plus (ii) 100% of Executive’s target bonus established for the fiscal year during which the Change in Control occurs.

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ii. Group Health Plans. If Executive elects COBRA coverage under the Company’s group health and/or dental plans, then for each month of the Continuation Period (as defined below), the Company will pay Executive an amount equal to the excess of (i) the portion of the monthly cost for Executive’s coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to Executive’s termination of employment or, if greater, immediately prior to the Change in Control (subject to the rule for coverage changes discussed below) over (ii) the portion of the monthly cost for Executive’s coverage under the Company’s group health and/or dental plans that is borne by the Company during the Continuation Period. If COBRA continuation coverage is not available to Executive during any portion of the Continuation Period (other than by reason of his or her failure to elect COBRA continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan. Any reimbursement made under this Section 8(b)(ii) shall be made on or before the last day of the calendar year following the calendar year in which any continuation coverage payment was incurred. “Continuation Period” means the period beginning on Executive’s date of termination and ending on (x) the last day of the 12th month that begins after Executive’s date of termination or, if earlier, (y) the date after Executive’s date of termination on which Executive first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to Executive and Executive’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause (y).

iii. “Cause” means termination of Executive’s employment because of Executive’s: (i) commission of fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) material breach by Executive of this Agreement, and the duties described therein, or any other agreement to which Executive and the Company or a member of the Company Group are parties which breach is not cured by Executive within thirty (30) of written notice of such breach by the Company, provided, however, no such written notice or cure period prior to termination shall be required for a breach which in incurable by its nature such as wrongful disclosure of Confidential Information; (iv) commission by Executive of acts that are dishonest and demonstrably injurious to a member of the Company Group, monetarily or otherwise; (v) any violation by Executive of any fiduciary duties owed by him to the Company or a member of the Company Group that causes injury to the Company, other than breaches of fiduciary duty also committed by other officers and members of the Board based on actions taken after consultation with, and the advice of, legal counsel; and (vi) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Company including without limitation if Executive has undertaken to provide any chief financial officer or principal financial officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes Oxley Act.

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iv. “Good Reason” means the occurrence of any of the following without the written consent of Executive: (i) any duties, functions or responsibilities are assigned to Executive that are materially inconsistent with Executive’s duties, functions or responsibilities with the Company as contemplated or permitted by this Agreement as in effect immediately prior to the Change in Control; (ii) material diminution in Executive’s duties as in effect immediately prior to the Change in Control; (iii) the Base Salary is materially reduced, unless a reduction is as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect Executive or (iv) the Company requiring Executive to be based at any office or location that is more than fifty (50) miles further from the office or location where Executive was performing his duties under this Agreement immediately preceding a Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control.

(c) Severance Benefits Outside of a Change in Control. Executive will become entitled to the benefits described in this Section 8(c) on account of a termination of employment if and only if (i) the Company terminates Executive’s employment for any reason other than for Cause, or Executive terminates Executive’s employment with the Company for Good Reason (as defined in Section 8(c)(v) below), (ii) such termination of employment occurs other than in circumstances that would entitle Executive to benefits under Section 8(b) above, and (iii) Executive timely executes (and does not revoke) a general release of claims in favor of the Company and its affiliates in form and substance reasonably acceptable to the Company (the “Release”) within sixty (60) days following the date of termination. The benefits payable under this Section 8(c) shall be twelve (12) months the “Severance Period”).

i. Cash Payment. During the Severance Period, the Company will continue to pay Executive’s Base Salary, at the rate in effect immediately prior to the date of termination, in accordance with the Company’s standard payroll practices. Such payments shall commence on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable; the first such payment shall include any amounts that would have been paid had payments commenced on the date of termination.

ii. Bonus Payment. The Company shall pay Executive a pro-rated portion of Executive’s target bonus for the fiscal year in which the date of termination occurs, calculated as the product of (A) Executive’s target bonus for such fiscal year, multiplied by (B) a fraction, the numerator of which is the number of days Executive was employed during such fiscal year and the denominator of which is 365, multiplied by (C) the applicable Severance Percentage. The “Severance Percentage” shall be fifty percent (50%) if the Severance Period is six (6) months, and one hundred percent (100%) if the Severance Period is twelve (12) months. Such bonus payment shall be made in a single lump sum on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable.

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iii. Group Health Plans. If Executive elects COBRA coverage under the Company’s group health and/or dental plans, then for each month of the Severance Period, the Company will pay Executive an amount equal to the excess of (i) the portion of the monthly cost for Executive’s coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to Executive’s termination of employment over (ii) the portion of the monthly cost for Executive’s coverage under the Company’s group health and/or dental plans that is borne by the Company during the Severance Period. If COBRA continuation coverage is not available to Executive during any portion of the Severance Period (other than by reason of his failure to elect COBRA continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan. The Company’s obligation to make such payments shall terminate on the earlier of (x) the last day of the Severance Period and (y) the date on which Executive first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to Executive and Executive’s eligible family members and dependents.

iv. Equity Vesting. Notwithstanding the last sentence of Section 8(a) or any contrary provision of any equity award agreement, any unvested portion of Executive’s outstanding equity awards that would, by their terms, have vested solely based on Executive’s continued service through the end of the Severance Period shall accelerate, vest and (in the case of stock options) become exercisable as of the date the Release becomes effective and irrevocable, as if Executive had remained continuously employed by the Company through the last day of the Severance Period. For the avoidance of doubt, no portion of any equity award that would not have vested during the Severance Period (including any portion subject to performance-based vesting that has not been satisfied) shall accelerate under this Section 8(c)(iv).

v. Good Reason. For purposes of this Section 8(c), “Good Reason” means the occurrence of any of the following without the written consent of the Executive: (i) any duties, functions or responsibilities are assigned to the Executive that are materially inconsistent with the Executive’s duties, functions or responsibilities with the Company as contemplated or permitted by this Agreement; (ii) material diminution in Executive’s duties; or (iii) the Base Salary is reduced below $300,000 per annum, unless a reduction is as part of an overall cost reduction program that affects at least four (4) senior executives of the Company other than the Executive and does not disproportionately affect the Executive. Notwithstanding the foregoing, no termination shall constitute a termination for Good Reason unless (A) Executive provides written notice to the Company of the existence of the condition giving rise to Good Reason within thirty (30) days following the initial occurrence of such condition, (B) the Company fails to cure such condition within thirty (30) days following its receipt of such notice, and (C) Executive’s resignation becomes effective within thirty (30) days following the expiration of the Company’s cure period.

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9. 409A Compliance. This Agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of Executive’s “separation from service”, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

10. Proprietary and Other Obligations.

(a) Confidential Information. During the period of Executive’s employment with the Company and at all times thereafter, Executive shall hold in secrecy for the Company Group all Confidential Information (as defined below) that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company. Notwithstanding the preceding sentence, Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of inappropriate disclosure or use by Executive in violation of this Section 10(a)) or (b) Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During Executive’s employment and as necessary to perform his duties under this Agreement, the Company will provide and grant Executive access to the Confidential Information. Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided Executive and that the Confidential Information could be used to the competitive and financial detriment of the Company if misused or disclosed by Executive. The Company promises to provide access to the Confidential Information only in exchange for Executive’s promises contained herein, expressly including the covenants in this Agreement.

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For the purposes of this Agreement, “Confidential Information” means any trade secrets and confidential and proprietary information acquired by Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company (such as non-public information), (ii) is designated or marked by the Company as “confidential” or reasonably should be considered confidential or proprietary, or (iii) the Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about products or services of the Company (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

(b) Inventions. Executive agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, developments, derivative works, improvements, research materials and products made or conceived by Executive alone or with others during the course of Executive’s employment and relating to the business of the Company or the Company Group shall belong exclusively to the Company and the Company Group, as applicable. Executive hereby irrevocably waives in favor of the Company any and all copyright and moral rights, and irrevocably assigns to the Company any and all legal rights, that Executive may have in respect of any such materials. Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Company from time to time, at the expense of the Company, without any further remuneration.

(c) Return of Documents and Property. Upon termination of Executive’s employment for any reason, Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of the Company (whether or not confidential), and (b) all other documents, materials and other property belonging to the Company that are in the possession or under the control of Executive.

(d) Non-disparagement. Executive agrees during and after the Term, he shall not to knowingly disparage the Company, its subsidiaries or its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation. The Company agrees during and after the Term, it shall instruct its officers, directors, employees and agent not to knowingly disparage Executive in any manner that could be harmful to Executive or Executive’s business or personal reputation. Nothing in this Agreement is intended to limit in any way either Party’s right to participate in any investigation of any the federal, state or local agencies (the “Agencies”). These agencies have the authority to carry out their statutory duties by investigating a claim, issuing a determination, filing a lawsuit in Federal or state court in their own name, or taking any other action authorized under these statutes. Each Party retains the right to communicate with the Agencies and is not limited by any non-disparagement obligation under this Agreement. Additionally, this Agreement will not be violated by statements from any Party that are truthful, complete and made in good faith in required response to a legal process or governmental inquiry.

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11. Noncompetition and Non-solicitation. Executive acknowledges that he will be a member of executive and management personnel at the Company.

(a) Definitions.

i. “Competing Business” means any business or activity that (i) competes with any member of the Company Group for which Executive performed services or Executive was involved in for purposes of making strategic or other material business decisions and (ii) involves (A) the same or substantially similar types of products or services (individually or collectively) produced, offered, marketed or sold by the Company during Term or (B) products or services so similar in nature to that of the Company Group during Term (or that the Company Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Company.

ii. “Prohibited Area” means the United States of America (including its territories and possessions), which Prohibited Area the parties have agreed to as a result of the fact that this is the geographic area in which the Company Group conducts a preponderance of its business and in which Executive provides substantive services to the Company Group during the Term.

(b) Covenant Not to Compete. Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as Executive is an employee of the Company or any other member of the Company Group and for a one year period thereafter, Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, Executive understands that this Section 11(b) prohibits Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to Executive’s passive ownership of not more than 5% of a publicly-traded company

(c) Non-solicitation Covenant. Executive agrees that he will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a 5% interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of the Company to leave the Company during the period he is employed by the Company and for a period of one year following the separation, resignation, or termination of Executive’s employment with the Company. Executive further agrees that during the period he is employed by the Company and for two years thereafter, he will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. The geographic scope of the covenants in Section 11(c) is the Prohibited Area. Nothing in Sections 10 and 11 should be construed to narrow the obligations of Executive imposed by any other provision herein, any other agreement, law or other source.

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(d) Reasonable. Executive agrees and acknowledges that the time limitation and the geographic scope on the restrictions in Sections 10 and 11 and their subparts are reasonable. Executive also acknowledges and agrees that the limitation in Sections 10 and 11 and their subparts is reasonably necessary for the protection of the Company, that through this Agreement he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which was imparted to him. In the event that any term, word, clause, phrase, provision, restriction, or section of Sections 10 and 11 of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

(e) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under Sections 10 and 11 of this Agreement, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of their obligations (whether individually or together) hereunder. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 10 and 11 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. Executive acknowledges and agrees that the provisions in Sections 10 and 11 and their subparts are essential and material to this Agreement, and that upon breach of Sections 10 and 11 by him, the Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

(f) Extension of Time. In the event that Executive breaches any covenant, obligation or duty in Sections 10 and 11 or their subparts, any such duty, obligation, or covenants to which the parties agreed by Sections 10 and 11 and their subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by Sections 10 and 11 and their subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

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12. Miscellaneous.

(a) Taxes. Executive shall be responsible for his individual income tax obligations associated with compensation paid under this Agreement. The Company shall be responsible for proper withholding and payroll tax compliance.

(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the Party waiving compliance. Failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a Party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c) Attorneys’ Fees. The prevailing Party shall have the right to collect from the other Party its reasonable costs and necessary disbursements and attorneys’ fees incurred in enforcing this Agreement.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by Executive.

(e) Notices. All notices given hereunder shall be given by electronic communication, certified mail, addressed, or delivered by hand, to the other Party at his or its address contained in the Company’s records. Executive promptly shall notify Company of any change in Executive’s address. Each notice shall be dated the date of its sending, mailing or delivery and shall be deemed given, delivered or completed on such date.

(f) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and performed entirely in New York. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in New York and agree to New York court’s exercise of personal jurisdiction. The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of New York.

(g) Entire Agreement. This Agreement together with any equity grants under the Plan set forth the entire agreement and understanding of the parties hereto with regard to the employment of Executive by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a Party that is not embodied in these Agreements, and no Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have each duly executed this Executive Employment Agreement as of the day and year first above written.

NEXGEL, INC.		EXECUTIVE

By:	/s/ Steven Glassman	/s/ Adam Levy
	Steven Glassman	Adam Levy
Board of Director

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